EXHIBIT 99.1

Team, Inc. Reports Quarter Ended November 30, 2015 Results and Sets Calendar 2016 Earnings Budget of $2.15 Per Diluted Share

SUGAR LAND, Texas, Jan. 11, 2016 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today released full financial results for the quarter ending November 30, 2015.  As recently announced, Team has changed its fiscal year end to December 31 and will be filing one-time, 7-month transitional financial statements for the period from June 1, 2015 through December 31, 2015 in mid-March 2016.

For its historical quarter ending November 30, 2015, Team reports adjusted earnings of $14.8 million ($0.69 per diluted share) versus adjusted earnings of $17.4 million ($0.80 per diluted share) for the prior year quarter. Revenues for the current year quarter increased by 17% to $280.9 million compared to revenues of $240.6 million for the prior year quarter. Revenues for the current year quarter include $44.9 million related to the acquisition of Qualspec Group, which closed on July 7, 2015. (Adjusted earnings in the current quarter exclude certain non-routine items that are not indicative of Team’s ongoing operating activities of $3.3 million (net of tax), or $0.15 per diluted share, as detailed in the accompanying schedule).

“The results for the recently completed quarter reflect declines and deferrals in U.S. project and turnaround activity versus the prior year period across all business units. Unexpected deferrals also impacted margins in the period, particularly within the IHT business segment. Looking ahead to our new calendar year 2016, we expect an increase in turnaround activity with the additional work deferred from 2015 and the outlook for our business is unchanged from our last public disclosure,” said Ted Owen, Team’s President and CEO. “Our recent Qualspec acquisition is off to a very good start, with performance consistent with our expectations.”

2016 Business Outlook

“Late last week, our board of directors approved our calendar 2016 operating budget of $1.05 billion in revenues and $2.15 in adjusted earnings per share, which drives all our incentive compensation programs,” said Mr. Owen. “When we last reported earnings in September 2015, we lowered our full fiscal year estimates of revenue and adjusted earnings to those same amounts in anticipation of continued market headwinds associated with project deferrals, commodity price deterioration and foreign currency weakness. The 2016 outlook for our business continues to reflect those macro conditions.”

“Revenue and earnings budgets for 2016 do not yet reflect the impact of the previously announced transaction with Furmanite which is expected to close in early March 2016. As previously communicated, we expect Furmanite to add approximately $400 million to Team’s annual revenues. The full benefit to earnings will come after transitional activities are completed and $20-25 million in annual cost synergies become fully realized in 2017. As we indicated previously, we expect the transaction, including synergies, to contribute $0.25 to $0.30 per share in 2017,” said Mr. Owen.

 “2016 will represent a transformational year for Team as we strengthen the critical mass across both our major business units and thereby strengthen our long-term growth and profit potential in any market environment. In addition to the Furmanite transaction, we will complete the integration of Qualspec into our IHT business segment, and will begin the rollout of our new ERP platform this quarter. Following these major growth initiatives, we will be well-positioned as the premier global industrial services company with a balanced portfolio of inspection and assessment and specialty mechanical services—capabilities unmatched by anyone in our industry,” said Mr. Owen. “We are uniquely positioned to fully leverage these capabilities when our end market conditions return to a more normal state.”

GAAP Earnings

Team’s net income available to shareholders reported in accordance with generally accepted accounting principles (including non-routine items) was $11.5 million ($0.54 per diluted share) for the current quarter as compared to net income of $17.4 million ($0.80 per diluted share) in the prior year quarter. Certain non-routine items that are not indicative of Team’s ongoing operating activities have been excluded when arriving at adjusted earnings. In the November quarter, the most significant non-routine items pertained to acquisition costs associated with the pending Furmanite transaction ($2.4 million) and non-capitalized ERP implementation costs ($1.3 million). A reconciliation of net income, reported in accordance with generally accepted accounting principles, to adjusted net income is contained in the accompanying schedule.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, January 12, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern).  The call will be broadcast over the Web and can be accessed on Team’s website, www.teaminc.com.  Individuals wishing to participate in the conference call by phone may call 877-730-9522 and use conference code 17325505 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries.  Team offers these services across its 150 branch locations throughout the world.  Team’s common stock is traded on the New York Stock Exchange under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$280,859	$240,619	$503,553	$428,740
Operating expenses	196,664	161,777	356,247	293,571
Gross margin	84,195	78,842	147,306	135,169

Selling, general and administrative expenses	64,796	50,168	122,936	94,670
Loss from revaluation of contingent consideration	-	-	522	-
Operating income	19,399	28,674	23,848	40,499

Foreign currency loss	131	635	624	816
Interest expense, net	2,336	603	4,048	1,226
Earnings before income taxes	16,932	27,436	19,176	38,457

Provision for income taxes	5,440	9,876	6,259	13,844
Net income	11,492	17,560	12,917	24,613

Less: Income attributable to non-controlling interest	-	194	-	216
Net income available to common shareholders	$11,492	$17,366	$12,917	$24,397

Earnings per common share:
Basic	$0.54	$0.84	$0.62	$1.19
Diluted	$0.54	$0.80	$0.60	$1.12

Weighted average number of shares outstanding:
Basic	21,193	20,645	20,781	20,574
Diluted	21,421	21,844	21,427	21,828

TEAM, INC. AND SUBSIDIARIES
ADDITIONAL FINANCIAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted Net income:
Net income available to common shareholders	$11,492	$17,366	$12,917	$24,397
Non-routine revaluation contingent consideration	-	-	522	-
Non-routine acquisition costs	2,418	-	6,009	164
Non-routine legal fees	464	-	1,125	-
Non-routine professional fees	383	-	383	-
Non-routine ERP costs	1,270	-	1,989	-
Tax impact of adjustments	(1,268)	-	(3,273)	(59)
Adjusted Net income	$14,759	$17,366	$19,672	$24,502

Adjusted Net income per common share:
Basic	$0.70	$0.84	$0.95	$1.19
Diluted	$0.69	$0.80	$0.92	$1.12

Adjusted EBITDA:
Operating income ("EBIT")	$19,399	$28,674	$23,848	$40,499
Non-routine revaluation contingent consideration (IHT)	-	-	522	-
Non-routine acquisition costs (Corporate)	2,418	-	6,009	-
Non-routine acquisition costs (MS)	-	-	-	164
Non-routine legal fees (Quest)	464	-	1,125	-
Non-routine professional fees (Corporate)	383	-	383	-
Non-routine ERP costs (Corporate)	1,270	-	1,989	-
Adjusted EBIT	23,934	28,674	33,876	40,663
Depreciation and amortization	8,658	5,635	16,542	11,164
Non-cash share-based compensation costs	1,760	1,490	2,965	2,465
Adjusted EBITDA	$34,352	$35,799	$53,383	$54,292

Segment Data:
Revenues:
IHT	$174,694	$134,080	$311,461	$239,674
MS	86,390	84,221	154,748	152,067
Quest	19,775	22,318	37,344	36,999
	$280,859	$240,619	$503,553	$428,740

Adjusted EBIT:
IHT	$19,758	$21,999	$32,807	$34,286
MS	9,830	8,809	13,461	15,677
Quest	4,055	6,350	6,461	7,117
Corporate and shared support	(9,709)	(8,484)	(18,853)	(16,417)
	$23,934	$28,674	$33,876	$40,663

Adjusted EBITDA:
IHT	$24,659	$24,067	$41,711	$38,355
MS	11,799	10,693	17,555	19,425
Quest	5,580	7,770	9,427	9,942
Corporate and shared support	(7,686)	(6,731)	(15,310)	(13,430)
	$34,352	$35,799	$53,383	$54,292

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
NOVEMBER 30, 2015 AND MAY 31, 2015
(in thousands)

	November 30,	May 31,
	2015	2015
	(unaudited)

Current assets	$342,152	$288,696

Property, plant and equipment, net	123,221	97,926

Other non-current assets	354,495	137,211

Total assets	$819,868	$523,833

Current liabilities	$94,594	$91,224

Long term debt, net of current maturities	370,979	78,484

Other non-current liabilities	11,769	18,750

Stockholders' equity	342,526	335,375

Total liabilities and stockholders' equity	$819,868	$523,833

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
NOVEMBER 30, 2015 AND NOVEMBER 30, 2014
(in thousands)

	6 Months Ended
	November 30,
	2015	2014
	(unaudited)	(unaudited)
Net income	$12,917	$24,613

Depreciation, amortization and non-cash share-based compensation expense	19,507	13,629

Loss on contingent consideration revaluation	522	-

Working capital changes	(21,897)	(29,083)

Other items affecting operating cash flow	2,383	(21)

Net cash provided by operating activities	$13,432	$9,138

Capital expenditures	(21,797)	(11,425)

Cash used for business acquisitions, net	(262,191)	(2,949)

Restricted cash	(5,000)	-

Proceeds from sale of assets	5,225	35

Other items affecting investing cash flow	8	288

Net cash used in investing activities	($283,755)	($14,051)

Borrowings of debt, net	293,000	13,000

Deferred consideration payments	(1,248)	(1,000)

Contingent consideration payments	(230)	-

Purchase of non-controlling interest	(5,934)	-

Debt issuance costs	(1,950)	-

Cash associated with share-based payment arrangements, net	1,324	1,054

Net cash provided by financing activities	$284,962	$13,054

Effect of exchange rate changes	(1,348)	(1,776)

Change in cash and cash equivalents	$13,291	$6,365

Contact: Greg L. Boane (281) 388-5541